news release

FOR IMMEDIATE RELEASE:
June 3, 2010

NASDAQ:  SNIC

SONIC ANNOUNCES FOURTH QUARTER AND YEAR END
2010 FINANCIAL RESULTS

Novato, California (June 3, 2010) – Sonic Solutions® (NASDAQ:  SNIC) today announced financial results for the fourth quarter of and full 2010 fiscal year.  For the three months ended March 31, 2010 net revenue was $26.4 million, gross profit was $18.5 million, and net income was $1.2 million, or $0.04 per diluted share, all in accordance with generally accepted accounting principles (“GAAP”).  For the twelve months ended March 31, 2010, net revenue was $104.3 million, gross profit was $72.5 million, and net loss was $1.2 million, or $(0.04) per diluted share, also on a GAAP basis.

Summary Financial Results
(in thousands, except per share data amounts)
(Unaudited)

	Three Months Ended March 31,
	2010 (GAAP)	2010 (Non-GAAP)	2009 (GAAP)	2009 (Non-GAAP)

Net revenue	$26,370	$27,054	$32,244	$32,244

Gross profit	$18,519	$19,292	$23,622	$23,731

Net income	$1,168	$1,551	$328	$1,473

Net income per diluted share	$0.04	$0.05	$0.01	$0.05

	Twelve Months Ended March 31,
	2010 (GAAP)	2010 (Non-GAAP)	2009 (GAAP)	2009 (Non-GAAP)

Net revenue	$104,345	$105,093	$119,958	$119,958

Gross profit	$72,489	$73,619	$67,478	$90,515

Net income (loss)	$(1,213)	$2,721	$(118,123)	$(4,292)

Net income (loss) per diluted share	$(0.04)	$0.09	$(4.45)	$(0.16)

Supplemental Fourth Quarter Information

During the March quarter, Roxio Consumer Products revenue was $22.1 million, slightly lower than the $22.3 million earned during the prior quarter. Retail channel revenue increased $745 thousand and OEM revenue increased $168 thousand during the quarter, offset by seasonally lighter direct (website) and enterprise licensing revenue of $1.2 million during the quarter.  Premium Content revenue, which includes Professional Products, RoxioNow, Qflix, and consumer electronics licensing, contributed $4.3 million in revenue during the March quarter, up slightly from $4.1 million in the prior quarter.  This total reflects higher licensing, professional products and RoxioNow services and content sales revenue, offset by $684 thousand in contra revenue associated with the vesting of a warrant granted to Best Buy during the December 2009 quarter.

Sonic Solutions • 7250 Redwood Blvd., Suite 300 • Novato, CA  94945 • tel: 415.893.8000 • fax: 415.893.8008 • email: info@sonic.com

Sonic Solutions Announces Fourth Quarter and Year End 2010 Financial Results

Amortization of acquired intangibles was $89 thousand, unchanged from the prior quarter, and GAAP operating expense totaled $17.4 million, down from $18.9 million during the December 2009 quarter.  The decrease in operating expense reflects, among other factors, the partial reversal of a payroll tax-related accrual incurred in connection with the stock option review as well as the fact that the December 2009 quarter operating expense included a $1.1 million expense associated with the issuance of the Best Buy warrant.  Sales and marketing expense was $7.7 million, research and development expense was $5.7 million, and general and administration expense was $4.0 million.  Stock compensation expense totaled $799 thousand.  Other expense was $124 thousand, based primarily on foreign currency fluctuations, and depreciation totaled $451 thousand.  Diluted weighted average common shares for the March 2010 quarter were 32.7 million, fully reflecting Sonic’s December 2009 public offering of 3.45 million shares.

With respect to the balance sheet, cash and cash equivalents at March 31, 2010 was $54.5 million, down $2.0 million from the end of the prior quarter.  During the March Quarter, Sonic paid down trade payables including semiannual amounts due for intellectual property licensing fees and increased payment of trade payables.

Use of Non-GAAP Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we report the following non-GAAP financial measures in presenting results and giving guidance:  non-GAAP net revenue, non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss) and non-GAAP net income (loss) per share.  We also provide information and guidance regarding our earnings before interest, taxes, depreciation and amortization, excluding impairment charges, restructuring expense, stock option review expense, share-based compensation and warrant expense and contra revenue (“Adjusted EBITDA”).  Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, but should be considered in addition to and in conjunction with results presented in accordance with GAAP.  The non-GAAP financial measures are intended to provide additional insight into our operations that, when viewed with our GAAP results and the accompanying reconciliations to the most directly comparable GAAP financial measures, offer a more complete understanding of factors and trends affecting our business.  Our non-GAAP presentations should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP.

We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision-making and (2) they are used by some of our investors and the analyst community to help them analyze our operating results and budget planning decisions.  We use these non-GAAP measures internally to plan and forecast future periods, to establish operational goals, to compare with our business plan and individual operating budgets and to allocate resources.  As illustrated by the above table, the effect of calculating these financial measures on a non-GAAP basis is to increase profits, decrease losses and/or change losses to profits.  Material limitations associated with the use of the non-GAAP financial measures versus the comparable GAAP measures and guidance are (a) the non-GAAP measures provide a view of our results that does not take into account certain GAAP expenses that would otherwise reduce our profits or increase our losses for the period in question, and (b) it may be difficult or impossible to meaningfully compare our non-GAAP results with those of other companies that do not present non-GAAP results utilizing similar assumptions.  We compensate for these limitations by providing full disclosure of the effects of our non-GAAP measures and guidance.  Additionally, we present reconciliations between non-GAAP measures and their most directly comparable GAAP measures for non-GAAP historical information and, to the extent available without unreasonable efforts, for non-GAAP forward-looking information, so that investors can use the information to perform their own analysis.

Warrant Expense and Contra Revenue.  We have excluded the effect of expenses and contra revenue associated with our issuance of a warrant from our calculation of the following:  non-GAAP net revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expense, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share and Adjusted EBITDA.  Because of varying available valuation methodologies, subjective assumptions and the fact that the financial impacts of this warrant issuance do not result in ongoing cash expenditures or otherwise have a material impact on our ongoing business operations, we believe that providing non-GAAP financial measures that exclude warrant expense and contra revenue allows investors and analysts to make meaningful comparisons between our ongoing core business operating results and those of other companies.  Contra revenue associated with the grant of this warrant will recur during the term of the contract pursuant to which the warrant was issued.

Sonic Solutions Announces Fourth Quarter and Year End 2010 Financial Results

Acquisition-Related Intangible Amortization.  Under purchase accounting rules, some portion of an acquisition purchase price is generally allocated to intangibles, such as core and developed technology and customer contracts, which are then amortized over various periods of time.  Our GAAP presentations include amortization on certain acquired intangibles from prior consummated transactions.  We have excluded the effect of amortization of acquired intangibles from our calculation of the following:  non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share and Adjusted EBITDA.  Amortization of acquired intangible assets expense is inconsistent in amount and frequency and is significantly affected by the timing and size of our various acquisitions.  Further, the amortization expense on acquired intangibles does not result in ongoing cash expenditures, and, in our view, does not otherwise have a material impact on our ongoing business operations.  Investors should note that the use of acquired intangible assets contributed to revenues earned during the periods presented and will continue to contribute to future period revenues.  This amortization expense will recur in future periods for GAAP purposes.

Impairment of Intangibles.  Our non-GAAP presentations exclude the effect of an impairment of intangibles that occurred during our 2009 fiscal year.  We have excluded the effect of this impairment from our calculation of the following:  non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share and Adjusted EBITDA.  This impairment did not result in cash expenditures, and, in our view, does not otherwise have a material impact on our ongoing business operations.  We do not expect similar impairments to recur in future periods.

Restructuring Expense Adjustment.  We have excluded the effect of restructuring expense from our calculation of the following:  non-GAAP operating expense, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share and Adjusted EBITDA.  These expenses are primarily associated with the restructuring actions commenced in June and October 2008, and January and June 2009.  As these expenses are directly related to such restructurings, we believe that providing non-GAAP financial measures that exclude these expenses allows investors and analysts to make meaningful comparisons of our ongoing core business operating results over different periods of time.

Share-Based Compensation Expense Adjustment.  We have excluded the effect of share-based compensation expense from our calculation of the following:  non-GAAP operating expense, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share and Adjusted EBITDA.  Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies may use, as well as the impact of non-operational factors such as our share price and events such as tender offers on the magnitude of this expense, we believe that providing non-GAAP financial measures that exclude share-based compensation expense allows investors and analysts to make meaningful comparisons between our ongoing core business operating results and those of other companies.  Share-based compensation expense will recur in future periods for GAAP purposes.

Stock Option Review Expense Adjustment.  As we originally announced in February 2007, we conducted a voluntary review of our historical stock option grant practices and related accounting.  We have excluded the effect of our stock option review expenses from our calculation of the following:  non-GAAP operating expense, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share and Adjusted EBITDA.  We believe that providing non-GAAP financial measures that exclude this stock option review expense allows investors and analysts to make meaningful comparisons of our ongoing core business operating results.  We did not incur any option review expense during the three and twelve months ended March 31, 2010, and currently believe that it is unlikely that such expenses will be incurred in future periods.

Sonic Solutions Announces Fourth Quarter and Year End 2010 Financial Results

Goodwill Impairment.  Our non-GAAP presentations exclude the effect of a goodwill impairment that occurred during our 2009 fiscal year.  We have excluded the effect of this impairment from our calculation of the following:  non-GAAP operating expense, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share and Adjusted EBITDA.  This impairment did not result in cash expenditures, and, in our view, does not otherwise have a material impact on our ongoing business operations.  We do not expect similar impairments to recur in future periods.

Valuation Allowance.  Our non-GAAP presentations exclude the effect of a tax valuation allowance we established during our 2009 fiscal year.  We have excluded the effect of this allowance from our calculation of Adjusted EBITDA.  This allowance did not result in cash expenditures, and, in our view, does not otherwise have a material impact on our ongoing business operations.  We do not expect similar allowances to recur in future periods.

Adjusted EBITDA.  We provide information and guidance regarding our Adjusted EBITDA.  We believe this performance measure is useful to investors because (a) it corresponds closely to the cash operating income (loss) generated from our core operations by excluding significant non-cash operating expenses that do not arise out of our core ongoing operating activities, and (b) it provides greater insight into management decision-making, as Adjusted EBITDA is one of our primary internal metrics for evaluating the performance of our business.

Guidance

For the first quarter of fiscal 2011 ending June 30, 2010, the Company anticipates revenues of approximately $25 million, that Adjusted EBITDA will be break even to slightly negative, and that deferred revenues will increase by $1 million to $3 million dollars.

Reconciliations

As noted above and as reflected in the following reconciliation tables contained in this release, we have provided reconciliations between the historical non-GAAP measures that we have disclosed and the most directly comparable GAAP measures.

Non-GAAP Net Revenue, Cost of Revenue, Gross Profit & Gross Margin. The following table provides reconciliations relating to net revenue, cost of revenue, gross profit and gross margin (in thousands, except for margin percentages, unaudited):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009
GAAP net revenue	$26,370	$32,244	$104,345	$119,958
Contra revenue associated with issuance of warrant	684	-	748	-
Non-GAAP net revenue	$27,054	$32,244	$105,093	$119,958

GAAP cost of revenue	$7,851	$8,622	$31,856	$52,480
Acquisition-related intangible amortization expense	(89)	(109)	(382)	(3,458)
Impairment of intangibles (1)	-	-	-	(19,579)
Non-GAAP cost of revenue	$7,762	$8,513	$31,474	$29,443

GAAP gross profit	$18,519	$23,622	$72,489	$67,478
GAAP gross margin (2)	70%	73%	69%	56%

Non-GAAP gross profit	$19,292	$23,731	$73,619	$90,515
Non-GAAP gross margin (3)	71%	74%	70%	75%

(1) Impairment of intangibles is included in Cost of Goods Sold on a GAAP basis.
(2) The GAAP gross margin percentage is calculated by dividing GAAP gross profit by GAAP net revenue.
(3) The Non-GAAP gross margin percentage is calculated by dividing Non-GAAP gross profit by Non-GAAP net revenue.

Sonic Solutions Announces Fourth Quarter and Year End 2010 Financial Results

Operating Expenses. The following table provides reconciliations relating to operating expenses (in thousands, unaudited):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009

GAAP total operating expenses	$17,387	$22,732	$72,853	$159,341
Share-based compensation expense	(799)	(576)	(2,560)	(2,191)
Stock option review expenses (1)	-	-	-	(518)
Restructuring expenses (2)	(5)	(1,296)	(513)	(3,947)
Impairment of goodwill (3)	-	-	-	(56,174)
Promotional expense related to issuance of warrant (4)	-	-	(1,086)	-
Non-GAAP total operating expenses	$16,583	$20,860	$68,694	$96,511

(1) Stock option review expense is included in General and Administrative expenses on a GAAP basis.
(2) Restructuring expense is included as a separate line item in operating expenses on a GAAP basis.
(3) Goodwill impairment is included as a separate line item in operating expenses on a GAAP basis.
(4) Promotional expense related to issuance of warrant is included in Marketing and Sales expenses on a GAAP basis.

Non-GAAP Operating Income (Loss), Operating Margin, Net Income (Loss) & Adjusted EBITDA. The following table provides reconciliations relating to operating income (loss), operating margin, net income (loss) and Adjusted EBITDA (in thousands, except for margin percentages, unaudited):

	Three Months Ended		Twelve Months Ended
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009
GAAP operating income (loss) (1)	$1,132	$890	$(364)	$(91,863)
Non-GAAP operating income (loss) (2)	$2,709	$2,871	$4,925	$(5,996)

GAAP operating margin (3)	4%	3%	(0%)	(77%)
Non-GAAP operating margin (4)	10%	9%	5%	(5%)

GAAP net income (loss)	$1,168	$328	$(1,213)	$(118,123)
Acquisition-related intangible amortization expense	89	109	382	3,458
Impairment of intangibles	-	-	-	19,579
Share-based compensation expense	799	576	2,560	2,191
Stock option review expenses	-	-	-	518
Restructuring expenses	5	1,296	513	3,947
Impairment of goodwill	-	-	-	56,174
Promotional expense related to issuance of warrant	-	-	1,086	-
Contra revenue associated with issuance of warrant	684	-	748	-
Provision for (benefit from) income taxes	(160)	126	459	25,160
Tax adjustment by applying an effective tax rate (5)	(1,034)	(962)	(1,814)	2,804
Non-GAAP net income (loss)	$1,551	$1,473	$2,721	$(4,292)
Depreciation	451	608	1,941	2,403
Other income	124	436	390	1,100
Tax adjustment by applying an effective tax rate (5)	1,034	962	1,814	(2,804)
Adjusted EBITDA	$3,160	$3,479	$6,866	$(3,593)

(1) The GAAP operating income is calculated by subtracting GAAP operating expenses from GAAP gross profit.
(2) The Non-GAAP operating income is calculated by subtracting Non-GAAP operating expenses from Non-GAAP gross profit.
(3) The GAAP operating margin percentage is calculated by dividing GAAP operating income (loss) by GAAP net revenue.
(4) The Non-GAAP operating margin percentage is calculated by dividing Non-GAAP operating income (loss) by Non-GAAP net revenue.
(5) Fiscal 2010 and 2009 are tax adjusted by applying a effective tax rate of 40% and 39.52%, respectively.

Sonic Solutions Announces Fourth Quarter and Year End 2010 Financial Results

Non-GAAP Net Income (Loss) Per Share. The following table provides reconciliations relating to net income (loss) per share:

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009

GAAP net income (loss) per share
Basic	$0.04	$0.01	$(0.04)	$(4.45)
Diluted	$0.04	$0.01	$(0.04)	$(4.45)

Shares used in computing GAAP net income (loss)
Basic	30,553	26,591	27,792	26,535
Diluted	32,696	26,835	27,792	26,535

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009

Non-GAAP net income (loss) per share
Basic	$0.05	$0.06	$0.10	$(0.16)
Diluted	$0.05	$0.05	$0.09	$(0.16)

Shares used in computing Non-GAAP net income (loss)
Basic	30,553	26,591	27,792	26,535
Diluted	32,696	26,835	29,424	26,535

Sonic Solutions Announces Fourth Quarter and Year End 2010 Financial Results

Sonic Solutions
Condensed Consolidated Statements of Operations
(In thousands, except per share data - unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Net revenue	$26,370	$32,244	$104,345	$119,958
Cost of revenue	7,851	8,622	31,856	32,901
Impairment of intangibles	-	-	-	19,579
Gross profit	18,519	23,622	72,489	67,478

Operating expenses:
Marketing and sales	7,730	7,714	29,975	35,810
Research and development	5,672	8,134	24,696	39,250
General and administrative	3,980	5,588	17,669	24,160
Impairment of goodwill	-	-	-	56,174
Restructuring	5	1,296	513	3,947
Total operating expenses	17,387	22,732	72,853	159,341
Operating income (loss)	1,132	890	(364)	(91,863)
Other income (expense), net	(124)	(436)	(390)	(1,100)
Income (loss) before income taxes	1,008	454	(754)	(92,963)

Provision for (benefit from ) income taxes	(160)	126	459	25,160
Net income (loss)	$1,168	$328	$(1,213)	$(118,123)

Net income (loss) per share:
Basic	$0.04	$0.01	$(0.04)	$(4.45)
Diluted	$0.04	$0.01	$(0.04)	$(4.45)
Shares used in computing net loss per share:
Basic	30,553	26,591	27,792	26,535
Diluted	32,696	26,835	27,792	26,535

Sonic Solutions Announces Fourth Quarter and Year End 2010 Financial Results

Sonic Solutions
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	March 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$54,536	$19,408
Restricted cash and cash equivalents	-	456
Accounts receivable, net of allowances of $2,511 and $2,072 at March 31, 2010 and March 31, 2009, respectively	11,270	14,874
Inventory	1,941	1,086
Prepaid expenses and other current assets	3,497	4,504
Deferred tax benefits	-	41
Total current assets	71,244	40,369
Fixed assets, net	1,670	2,851
Purchased and internally developed software costs, net	165	448
Goodwill	4,628	4,628
Acquired intangibles, net	16,174	16,556
Deferred tax benefit, net of current portion	66	21
Other assets	1,463	1,864
Total assets	$95,410	$66,737

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,892	$5,104
Accrued expenses and other current liabilities	21,916	26,964
Deferred revenue, current portion	5,874	6,875
Capital leases	123	130
Total current liabilities	31,805	39,073

Other long term liabilities, net of current portion	889	724
Deferred revenue, net of current portion	76	135
Capital leases, net of current portion	37	161
Total liabilities	32,807	40,093

Commitments and contingencies
Shareholders' equity:
Common stock, no par value, 100,000,000 shares authorized; 30,610,102 and 26,593,647 shares issued and outstanding at March 31, 2010 and March 31, 2009, respectively	200,375	163,121
Accumulated deficit	(136,289)	(135,076)
Accumulated other comprehensive loss	(1,483)	(1,401)
Total shareholders' equity	62,603	26,644
Total liabilities and shareholders' equity	$95,410	$66,737

Sonic Solutions Announces Fourth Quarter and Year End 2010 Financial Results

About Sonic Solutions

Sonic Solutions® (NASDAQ: SNIC) is powering the digital media ecosystem through its complete range of Hollywood to Home™ applications, services, and technologies.  Sonic’s Roxio products enable consumers to easily manage and enjoy personal media and premium Hollywood entertainment on a broad range of connected devices.  A wide array of leading technology firms, professionals, businesses, and developers rely on Sonic to bring innovative digital media functionality to next-generation devices and platforms.  Sonic Solutions is headquartered in Marin County, California.

As announced on June 2, 2010, Sonic has entered into a definitive merger agreement for Sonic Solutions to acquire DivX, Inc., a leading digital media company, based in San Diego, California (the “DivX Acquisition”).  Under the terms of the agreement, approved by the boards of directors of both companies, Sonic would acquire all the outstanding shares of DivX and merge DivX operations into those of Sonic. DivX stockholders would receive a combination of cash and stock equal to $3.75 in cash and 0.514 shares of Sonic common stock for each share of DivX they hold. The acquisition, which is expected to close in September 2010, is subject to approval of the shareholders of both companies as well as applicable regulatory approvals and customary closing conditions.

Forward-Looking Statements

This press release for the fourth quarter and fiscal year ended March 31, 2010 contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations.  All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenue, projected costs, projected savings, prospects, plans, opportunities, and objectives constitute “forward-looking statements.”  The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to:

•
the continuing negative impact of current macroeconomic conditions on consumers and associated impact on their ability and inclination to spend on leisure and entertainment related activities and related software and electronics;

•	our ability to adapt to rapid changes in technology and consumer preferences, and to successfully and cost-effectively develop and introduce new and enhanced products and services;
•
competitive pressures on our products and services, both from large established competitors with greater technological and financial resources than we possess, and from smaller companies that are able to compete effectively through low-cost Internet sales of their software products and services;

•	changes in operating results, requirements or business models of our OEM or other major customers;
•
our ability to successfully introduce and profitably run our Roxio CinemaNow initiative, a business with which we have had limited experience, which is dependent on third parties for premium content selection and delivery services, and which may give rise to legal exposure and other business risks;

•	expenses and issues associated with qualifying and supporting our products on multiple computer platforms and in developing products and services designed to comply with industry standards;
•	issues impacting third parties who supply us with services and operate our web store, as well as retailers, resellers and distributors of our products;
•	risks associated with international operations, including risks related to currency fluctuations, as well as our extensive software development work in China;
•	changes in our product and service offerings that could cause us to defer the recognition of revenue, thereby harming our operating results;
•	our ability to maintain sufficient liquidity and continue to fund our capital needs;
•	the loss of key management personnel;
•
risks related to the proposed merger with DivX, including (i) the parties may not obtain the requisite shareholder or regulatory approvals for the transaction; (ii) the anticipated benefits of the transaction may not be realized; (iii) the parties may not be able to retain key personnel; (iv) the conditions to the closing of the transaction may not be satisfied or waived; and (v) the impact of general economic conditions on the businesses and results of operations of the two companies;

Sonic Solutions Announces Fourth Quarter and Year End 2010 Financial Results

•	risks related to acquisition and integration of acquired business assets, personnel and systems generally;
•	costs associated with litigation, patent prosecution, intellectual property and other claims;
•	changes in effective tax rates; and
•	earthquakes, natural disasters and other unexpected events.

This press release should be read in conjunction with our most recent annual report on Form 10-K expected to be filed by June 7, 2010, and our other reports currently on file with the Securities and Exchange Commission (“SEC”), which contain more detailed discussion of risks and uncertainties that may affect future results.  We do not undertake to update any forward-looking statements unless otherwise required by law.

Additional Information

This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Sonic Solutions, and it is not a substitute for any proxy statement or other filings that may be made with the SEC with respect to the DivX Acquisition.  When such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information. Any such documents, once filed, will be available free of charge at the SEC's website (www.sec.gov) and from Sonic Solutions through its corporate website (www.sonic.com).

Sonic Solutions and its directors, executive officers and other members of management may be deemed to be soliciting proxies from shareholders in favor of the DivX Acquisition.  Investors and shareholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of these shareholders in connection with the DivX Acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC. Information about the directors and executive officers of Sonic Solutions may be found in its definitive proxy statement filed with the SEC on October 1, 2009 and in its Annual Report on Form 10-K for the year ended March 31, 2010, which is expected to be filed by June 7, 2010. These documents will be available free of charge once available at the SEC's web site at www.sec.gov or by directing a request to Sonic Solutions.

For more information, contact:	For more information, contact:
Sonic Solutions Investor Relations	Sonic Solutions Corporate Communications

Nils Erdmann	Chris Taylor

Phone: 415.893.8000 Fax: 415.893.8008	Phone: 415.893.8000 Fax: 415.893.8008